EXHIBIT 10.4

CORPORATE SUPPORT AGREEMENT

THIS CORPORATE SUPPORT AGREEMENT made May 1st , 2007.

BETWEEN:

SWEETWATER CAPITAL CORP. of 1000-789 West Pender
Street, Vancouver, British Columbia, Canada, V6C 1H2

(the "Service Provider")

OF THE FIRST PART

AND:

ZORO MINING CORP. of 1010-789 West Pender Street, Vancouver,
British Columbia, Canada, V6C 1H2;

(the "Client")

OF THE SECOND PART

WHEREAS:

A.                      The Service Provider maintains office premises and corporate services in Vancouver, British Columbia equipped specifically for the purpose of providing essential corporate services and facilities to clients as more particularly described herein;

B.                      The Client is a US Reporting Issuer having a principal address in Vancouver, British Columbia in need of premises and services for the purpose of maintaining it operations and corporate headquarters in the Province of British Columbia;

C.                      The Service Provider has agreed to provide the services to the client on the terms and conditions contained herein:

NOW THEREFORE this Agreement witnesseth that in consideration of the premises and of the mutual covenants and agreements hereinafter set out, the parties hereto covenant and agree as follows:

SECTION 1 - INTERPRETATION

1.01                   Interpretation

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)        "this Agreement" means this Agreement and all Schedules attached hereto:

(b)        any reference in this Agreement to a designated "Section", "Subsection", "Schedule" or other subdivision refers to the designated Section, Subsection, Schedule or other subdivision of this Agreement;

(c)        the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, Subsection or other subdivision of the Agreement;

(d)        any reference to a statute included and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statue or such regulation; and

(e)        words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

1.02                   Headings

The headings of the Sections and Subsections of this Agreement are inserted for convenience of reference only and shall not in any way affect the construction or interpretation of this Agreement or of any part thereof.

1.03                   Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada.

1.04                   Severability

In the event that any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the remaining provisions shall be construed as if the invalid, illegal or unenforceable provisions had been deleted from this Agreement.

1.05                   Currency

All references to dollars or funds herein mean lawful currency of the Canada.

SECTION 2 -SERVICES

2.01                   The Service Provider agrees to provide a corporate address, with fully furnished offices equipped with telephones,internet services, support services, board room facilities, non-alcoholic refreshments, postage facilities, repairs and maintenance to office equipment located in the premises and all incidental services thereto to the Client as required by the Client in order for the Client to be able to perform its corporate activities in Vancouver, British Columbia commensurate with the needs of like corporations as if they had maintained their own fully furnished and staffed premises for the same purposes.

2.02                   Upon request and at the direction of the Client, the Service Provider further agrees to provide personnel to the client to assist with the following services in the premises:

i)        receptionist;

ii)       secretarial;

iii)      bookkeeping and accounting services;

iv)       corporate records clerks;

vi)       qualified personnel to assist in the preparation of quarterly, interim and annual financial statements as required under SEC guidelines for independent review by outside auditors;

vii)      qualified personnel to assist in arranging for timely disclosure of all material facts in the affairs of the Client;

viii)     qualified personnel to assist in perusing and replying to all corporate inquiries and correspondence; and

vii)      qualified personnel to draft disclosure documents for filing with the Securities and Exchange Commission in the USA and with the applicable securities commissions in Canada for review by independent outside legal counsel selected by the Client.

2.03                   At the request of the Client and/or for the Client's scrutiny and evaluation, the Service Provider further agrees to provide the following services during the term of this Agreement, :

i)        reviewing the financial position of the Client and providing recommendations thereon;

ii)       assisting in formulating plans and budgets from time to time for the Client;

iii)      disseminating such information to persons in accordance with the marketing plan of the Client to encourage participation in the development of the Client;

iv)       recommending and thereafter retaining the services of professionals as requested;

v)        recommending on the basis of evaluations provided by professionals, suitable business opportunities for acquisition and participation;

vi)       establishing and maintaining suitable banking rela-tions as requested;

vii)      helping to ensure the maintenance of proper accounting records and compiling monthly statements of source and application of funds;

viii)     arranging for the payment of all payables of the Client and/or any subsidiaries; and

ix)       suggesting experienced personnel to assist the Client with advice on mergers and acquisitions, financings and investor support services as required by the Client with the assistance of outside professionals in order for management of the Client to be able to diligently pursue corporate opportunities.

2.04                   Terms of Sublease

The Client acknowledges and accepts the terms and conditions of the Head Lease as provided in Schedule A hereto between the Service Provider and the landlord for the demised premises in which the Client will be located pursuant to this agreement. Such terms and conditions will be binding on the Client as they may relate to the Client unless otherwise agreed in writing by the Service Provider.

2.05                   Term

This Agreement shall be for a period of 18 months commencing January 1, 2007 and expiring June 30, 2008 unless extended thereafter on a month-to-month basis or for an extended term in writing.

2.06                   Payment for Services

The remuneration of the Service Provider for its services shall be the sum of CDN$15,000 per month plus GST at the prescribed rate payable in advance in equal monthly installments on the first business day of each calendar month, the first of such installments to be payable on the first day of May 1, 2007 in the amount of CDN$60,000 plus GST.

SECTION 3 - DISPUTES

3.01                   Any dispute arising under this agreement shall be settled by arbitration pursuant to applicable Arbitration Statutes in effect in the Province of British Columbia by a single arbitrator if the parties hereto are able to agree on a single arbitrator within thirty (30) days after written demand to arbitrate is given in writing by one party to the other, and failing such agreement, by three arbitrators, one to be appointed by the Client, one to be appointed by the Service Provider, and the third to be appointed by such two arbitrators, and the decision of the single arbitrator or a majority of the arbitrators if three are appointed, shall be final and binding upon the parties hereto, and such decision shall include a direction as to the costs of the arbitration.

SECTION 4 - EARLY TERMINATION

4.01                   This Agreement is subject to early termination by the Service Provider on ninety (90) days written notice.

4.02                   This Agreement is subject to early termination by the Client on sixty (60) days written notice. In the event the Client terminates this Agreement, the Client shall be liable for the payment of monthly service fees for an additional period of six (6) months after the date notice is given which amount is the agreed upon amount of liquidated damages the Service Provider will suffer or incur as a result of the early termination of this Agreement.

SECTION 5 - SERVICE PROVIDER'S COVENANTS

5.01                   Upon termination of this Agreement for any reason, or whenever requested by the Service Provider, the Client shall deliver to the Service Provider all property belonging to the Service Provider, including, without limitation: any keys, security cards, passwords, devices or other property which may have come into the Client's possession during the course of the Agreement;

5.02                   The Service Provider covenants with the Client to provide access to the business premises during normal business hours during the Term and after normal business hours provided access by the Client shall only be made in accordance with the guidelines from time to time imposed on tenants in the building leased by the Service Provider;

5.03                   The Service Provider shall maintain the office premises in good repair and properly maintained with acceptable janitorial services;

5.04                   The Service Provider, its employess, agents and contractors will keep confidential and shall not use or disclose any information (other than information which is readily ascertainable from trade sources or public information) obtained from the Client.

5.05                   The Service Provider shall throughout the Term keep the premises insured for loss and damage as required by the Head Lease in Schedule A section 10 Tenant's Insurance and, at the option of the Client, will add the Client to this coverage as an additional insured in respect of all applicable insurances. Furthermore the Service Provider will waive all rights of subrogation against the Client in the event of loss or damage to property insured per Tenant's Insurance 10.02 (b) of the Head Lease. The Service Provider shall pay when due all premiums necessary for the above purpose provided that the Service Provider's obligation under this covenant shall immediately cease if the insurance covenanted for shall be rendered void by any act or default of the Client;

5.05                   The Service Provider will endeavor to ensure that any agents, contractors or subcontractors engaged by the Service Provider, directly or at the request of the Client, maintain worker's compensation coverage, Commercial General Liability Insurance in an amount of not less than $1 million and any other forms of insurance that may reasonably required by the Client;

5.05                   The Service Provider shall if the premises are damaged by fire reinstate the premises at his sole expense, with all reasonable speed; and

5.06                   If the premises or any part of them are damaged by fire during the Term of this lease, with the result that they are rendered unfit for habitation, then the fees reserved by this Agreement or a fair proportion thereof in accordance with the nature and extent of the damage shall be suspended until the leased premises are again fit for habitation.

5.07                   Limitations on Authority. Without the express written consent of the Client, the Service Provider shall not have any authority to enter into, execute or deliver any contract, agreement or other instrument in the name or on behalf of the Client, and nothing herein contained shall authorize or empower the Service Provider to assume or create any obligation, liability or responsibility whatsoever, express or implied, on behalf of or in the name of the Client, or to bind the Client in any manner unless at the written direction of an authorized representative employee or representative of the Client.

5.08                   Indemnity

The Service Provider and the Client mutually agree to indemnify and hold harmless the the other party, its directors, officers, employees, agents and contractors for and against all actions, suits, demands, claims and costs of defending such claims unless arising from the gross negligence or willful misconduct of the Client.

SECTION 6 - MISCELLANEOUS

6.01                   Amendment or Termination

No amendment or termination of this Agreement shall be valid unless it is in writing and executed by the parties hereto.

6.02                   Further Assurances

The parties hereto shall execute all such further documents and give all such further assurances as may be required to carry out the purpose and intent of this Agreement.

6.03                   Personal Agreement

This Agreement is personal to the parties hereto and shall not be assigned except by operation of law. If this Agreement is assigned by operation of law, it shall enure to the benefit of and be binding upon such assigns. This agreement shall enure to the benefit of and be binding upon the parties hereto.

6.04                   Notices

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be delivered to the party for whom it is intended at the address for such party as set forth in this Agreement, or to such other address as either party may provide in writing to the other pursuant to the provisions in this Subsection or may be sent by telecopy or by means of facsimile transmission. Any notice shall be deemed to have been received by the party to whom it is delivered, when delivered, and if transmitted by telecopy or facsimile transmission, upon transmission.

6.05                   Entire Agreement

This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting the subject matters hereof. There are no other representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto or any of them, relating to the subject matter of this Agreement.

                        IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first written above.

Signed by the duly authorized officers of SWEETWATER CAPITAL CORP. in the presence of : Per: /s/ Robert Baker Robert Baker, Director	) ) ) ) ) ) )

SIGNED, SEALED AND DELIVERED by ZORO MINING CORP. in the presence of: ______________________________ Witness ______________________________ Address ______________________________ Postal Code	) ) ) ) ) ) ) ) ) )	/s/ Terrence Schorn Terrence Schorn, Director (Authorized Signatory)

Schedule A

Head Lease Provisions